Exhibit 99.1

hhgregg Announces Full Year Operating Results and

Issues Fiscal Year 2012 Guidance

Fourth Quarter Highlights

•	Net sales increased 21.5% to $507.0 million; comparable store sales decreased 10.8%

•	Net income per diluted share increased 44.0% to $0.36

•	Revolving credit facility amended, increasing maximum borrowing capacity to $300 million from $125 million and extending the maturity until 2016; repaid term debt using excess cash

•	Merchandise inventories per store decreased 20.3% compared to prior year amounts

•	Company announces $50 million share repurchase plan

Fiscal Year 2011 Highlights

•	Net sales increased 35.4% to $2.1 billion; comparable store sales decreased 4.0%

•	Net income per diluted share increased 15.5% to $1.19

•	42 net new stores opened during the fiscal year

Fiscal Year 2012 Guidance Highlights

•	Company establishes net income per diluted share guidance range for fiscal 2012 of $1.20 to $1.35

•	Company expects comparable stores sales of negative 3% to flat

•	Company expects net sales growth of 15% to 20%

•	Company expects to open 35 to 40 new stores

INDIANAPOLIS, May 26, 2011 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended March 31,		Twelve Months Ended March 31,
(unaudited, dollar amounts in thousands, except per share data)	2011	2010	2011	2010
Net sales	$507,019	$417,293	$2,077,651	$1,534,253
Net sales % increase	21.5%	14.4%	35.4%	9.9%
Comparable store sales % decrease (1)	(10.8)%	(4.8)%	(4.0)%	(6.6)%
Gross profit as % of net sales	31.5%	30.5%	30.3%	30.4%
SG&A as % of net sales	20.6%	21.5%	20.7%	21.1%
Net advertising expense as a % of net sales	4.1%	3.7%	4.2%	3.8%
Depreciation and amortization expense as a % of net sales	1.4%	1.2%	1.3%	1.1%
Income from operations as a % of net sales	5.4%	4.2%	4.2%	4.5%
Net interest expense as a % of net sales	0.2%	0.3%	0.2%	0.3%
Loss related to early extinguishment of debt as a % of net sales	0.4%	0.0%	0.1%	0.0%
Net income	$14,634	$10,047	$48,208	$39,198
Net income per diluted share	$0.36	$0.25	$1.19	$1.03
Net income per diluted share, as adjusted (2)	$0.39	$0.25	$1.22	$1.03
Weighted average shares outstanding - diluted	40,315,607	39,947,104	40,368,223	37,990,208
Number of stores open at the end of the period	173	131

(1)	Comprised of net sales of stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s website.
(2)	Adjusted to exclude the loss related to the early extinguishment of debt incurred in conjunction with the amendment of the Company’s revolving credit facility on March 29, 2011. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported net income of $14.6 million for the three months ended March 31, 2011, or net income per diluted share of $0.36, compared with net income of $10.0 million, or $0.25 per diluted share, for the comparable prior year period. Excluding the impact from the loss related to the early extinguishment of debt, net income for the three months was $15.9 million, or $0.39 per diluted share. Net income for the 12 months ended March 31, 2011 was $48.2 million, or $1.19 per diluted share, compared to net income of $39.2 million, or $1.03 per diluted share for the 12 months ended March 31, 2010. Excluding the impact from the loss related to the early extinguishment of debt, net income for the 12 months was $49.4 million, or $1.22 per diluted share. The 58.0% increase in net income for the three month period ended March 31, 2011, excluding the impact of the loss related to early extinguishment of debt, was the result of an increase in net sales due to the net addition of 42 stores during the past 12 months offset by a comparable store sales decrease of 10.8%, an increase in gross margin rate and a decrease in SG&A as a percentage of net sales, offset by an increase in net advertising expense as a percentage of net sales. The 26.2% increase in net income for the fiscal year ended March 31, 2011, excluding the impact of the loss related to early extinguishment of debt, was the result of an increase in net sales due to the net addition of 42 stores during the past 12 months offset by a comparable store sales decreases of 4.0% and a decrease in SG&A as a percentage of net sales, offset by an increase in net advertising expense as a percentage of net sales.

Dennis May, President and Chief Executive Officer of the Company, commented, “Despite industry headwinds and inclement weather around the Super Bowl selling period, we aggressively managed the business and delivered meaningful earnings growth in the fourth fiscal quarter. Strong inventory management and solid execution allowed us to increase gross margin by nearly 100 basis points while reducing per-store inventory levels by approximately 20% compared to the prior year. Merchandise margins were up across all key product categories and we remain pleased with our new stores sales productivity and our return on investment of our new stores. During the quarter, we also continued to strengthen our financial position by increasing our revolving credit facility’s borrowing capacity and extending its maturity until 2016 while also utilizing excess cash on hand to repay our term debt at the end of the year.”

Net sales for the three and 12 months ended March 31, 2011 increased 21.5% and 35.4%, respectively, to $507.0 million and $2.1 billion, compared to the comparable prior year periods. The increases in net sales for the three and 12 months ended March 31, 2011 were primarily attributable to the net addition of 42 stores during the past 12 months partially offset by decreases of 10.8% and 4.0% in comparable store sales, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and 12 months ended March 31, 2011 and 2010 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended March 31,		Twelve Months Ended March 31,		Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2010	2011	2010	2011	2010	2011	2010
Video	47%	51%	46%	47%	(16.7)%	(12.0)%	(6.3)%	(12.3)%
Appliances	35%	33%	36%	35%	(5.0)%	3.7%	(0.2)%	(3.9)%
Other (1)	18%	16%	18%	18%	(4.2)%	4.3%	(6.0)%	5.9%

Total	100%	100%	100%	100%	(10.8)%	(4.8)%	(4.0)%	(6.6)%

(1)	Primarily consists of audio, computers, furniture and accessories, mattresses and personal electronics

The decrease in the comparable store sales for the video category for the three month period was due primarily to a double digit decline in average selling prices driven by lower than expected demand for emerging technologies, as well as a slight decrease in unit demand. The video category decrease for the 12 month period was due primarily to a double digit decline in average selling prices driven by lower than expected demand for emerging technologies, partially offset by an increase in overall unit demand. The decrease in comparable store sales for the appliance category for the three month period ended March 31, 2011 was primarily due to increased demand in the prior year period as a result of the government appliance stimulus programs, which were not repeated this year. Comparable store sales in the appliance category for the 12 month period ended March 31, 2011 remained consistent with the comparable prior year period. For the three and 12 month periods ended March 31, 2011, the comparable store sales decrease in the other category was due primarily to double digit comparable store sales decreases in cameras and camcorders and mid single digit decreases in small electronics, partially offset by double digit increases in sales of computers and video games.

                Gross profit margin, expressed as gross profit as a percentage of net sales, increased approximately 92 basis points for the three months ended March 31, 2011 to 31.5% from 30.5% for the comparable prior year period, and decreased approximately 12 basis points for the 12 months ended March 31, 2011 to 30.3% from 30.4% for the comparable prior year period. The increase in gross profit margin for the three month period is largely due to an improvement in margin performance within the appliance category. This increase was primarily a result of increased vendor support and an increase in the overall net sales mix of the appliance category, which carries a greater than company average gross profit margin percentage. The video and other categories also experienced improvements in gross profit margin compared to the prior year; however the sales mix shift between the video and other categories unfavorably impacted the overall gross profit margin as the other category, which includes computers, has a gross profit margin percentage less than the company average.

SG&A, as a percentage of net sales, decreased approximately 89 basis points for the three month period ended March 31, 2011 and decreased approximately 37 basis points for the 12 months ended March 31, 2011, compared with the respective prior year periods. For the three month period, 55 basis points of the improvement was due to the timing of pre-opening expenses as compared to the prior year period. The remaining difference was due to overall improved leverage of expenses, slightly offset by the de-leveraging effect of the comparable store sales decline on the Company’s fixed costs. For the 12 month period, the improvement in SG&A was largely due to the timing of the pre-opening expenses for fiscal 2011 stores occurring in fiscal 2010 due to the early timing of the store openings, partially offset by the de-leveraging effect of the decrease in comparable store sales on the Company’s fixed costs.

Net advertising expense, as a percentage of net sales, increased approximately 38 basis points during the three months ended March 31, 2011 and increased approximately 44 basis points during the 12 months ended March 31, 2011 when compared with the respective comparable prior year periods. The increase as a percentage of net sales for the three and 12 month periods was driven largely by the deleveraging effect of the Company’s comparable store sales decrease, slightly offset by an increase in vendor support. The 12 month period was also impacted by increased spend related to new store openings.

The Company’s effective income tax rate for the three months ended March 31, 2011 increased to 39.0% compared to 37.7% in the comparable prior year period. The Company’s effective income tax rate for the fiscal year ended March 31, 2011 increased to 39.2% compared to 38.3% in the comparable prior year period. The increases in the effective income tax rate were primarily the result of changes in the annual effective state income tax rate for fiscal 2011, driven by the Company’s expansion into states with higher state tax rates than the Company’s historical average.

Mr. May also commented “Looking forward, we are determined to return our comparable stores sales trends to positive. Therefore, during fiscal 2012, we plan to implement several key initiatives that we believe will better position us to achieve these goals. These initiatives include increasing our appliance market share, enhancing our multi-channel positioning via enhancing our web capabilities, growing our IT/mobile category, leveraging our leading position in large screen televisions and launching a new advertising campaign to drive enhanced consumer awareness.”

Share Repurchase Plan

Based upon the Company’s strong liquidity position and its commitment to drive long-term stockholder value, the Company’s Board of Directors authorized a $50 million share repurchase program. Under the program, purchases may be made from time to time in the open market or in privately negotiated transactions in accordance with applicable laws and regulations. The repurchase program will expire on May 19, 2012, unless extended or shortened by the Company’s Board of Directors.

hhgregg Establishes Fiscal Year 2012 Net Income Per Diluted Share Guidance Range of $1.20 to $1.35

Included in the Company’s guidance, are the following assumptions:

•	Net sales increase of 15% to 20%

•	Comparable store sales of negative 3% to flat

•	The opening of 35 to 40 new stores, updated from previous announcement of 35 to 45 new stores

•	Stable gross margin by category with a slight decline in gross margin rate due to a shift in sales mix between categories

•	Capital expenditures of approximately $75 million to $80 million

•	An effective income tax rate of 38.5% to 39.0%

•	All assumptions in the guidance exclude any impact of the share repurchase plan

Jeremy Aguilar, Chief Financial Officer of the Company, commented “As we progress through the fiscal year and move beyond the anniversary of the appliance stimulus program, we expect to face more favorable comparable store sales comparisons in the second half of the fiscal year. While we expect the video industry to continue to face challenges in fiscal 2012, we believe the video comparisons are more favorable in the second half of the fiscal year. In addition, we believe our new stores that opened in fiscal 2011, along with an anticipated improvement in appliance sales trends, will partially offset the negative comparable store sales impact from the video category, thus we expect to drive improved comparable store sales results in the second half of the fiscal year.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three and 12 months ended March 31, 2011, on Thursday, May 26, 2011 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877)304-8963. Callers should reference the hhgregg earnings call.

Non-GAAP to GAAP Reconciliation

Attached is a reconciliation of non-GAAP measures used in this earnings release including net income to net income, as adjusted, and diluted net income per share to diluted net income per share, as adjusted. Definitions and reconciliations of non-GAAP financial measures that will be discussed on the hhgregg investor earnings call, including net income, as adjusted, diluted net income per share, as adjusted, and adjusted EBITDA (earnings before net interest expense, income tax expense, depreciation, amortization and loss on debt extinguishment) can be found at www.hhgregg.com on the investor relations page.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances and related services operating under the name hhgregg™. hhgregg currently operates 175 stores in Alabama, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices on net sales; competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2011 Form 10-K filed May 26, 2011. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
	(In thousands, except share and per share data)
Net sales	$507,019	$417,293	$2,077,651	$1,534,253
Cost of goods sold	347,520	289,851	1,447,891	1,067,312

Gross profit	159,499	127,442	629,760	466,941
Selling, general and administrative expenses	104,665	89,856	429,823	323,182
Net advertising expense	20,545	15,331	87,340	57,808
Depreciation and amortization expense	6,901	4,836	26,238	17,160
Asset impairment charges	88	—	88	—

Income from operations	27,300	17,419	86,271	68,791
Other expense (income):
Interest expense	1,253	1,182	4,992	5,154
Interest income	(3)	(31)	(22)	(49)
Loss related to early extinguishment of debt	2,071	146	2,071	146

Total other expense	3,321	1,297	7,041	5,251

Income before income taxes	23,979	16,122	79,230	63,540
Income tax expense	9,345	6,075	31,022	24,342

Net income	$14,634	$10,047	$48,208	$39,198

Net income per share
Basic	$0.37	$0.26	$1.22	$1.07
Diluted	$0.36	$0.25	$1.19	$1.03
Weighted average shares outstanding-basic	39,716,509	38,460,594	39,394,708	36,649,515
Weighted average shares outstanding-diluted	40,315,607	39,947,104	40,368,223	37,990,208

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	68.5	69.5	69.7	69.6

Gross profit	31.5	30.5	30.3	30.4
Selling, general and administrative expenses	20.6	21.5	20.7	21.1
Net advertising expense	4.1	3.7	4.2	3.8
Depreciation and amortization expense	1.4	1.2	1.3	1.1
Asset impairment charges	—	—	—	—

Income from operations	5.4	4.2	4.2	4.5
Other expense (income):
Interest expense	0.2	0.3	0.2	0.3
Interest income	—	—	—	—
Loss related to early extinguishment of debt	0.4	—	0.1	—

Total other expense	0.7	0.3	0.3	0.3

Income before income taxes	4.7	3.9	3.8	4.1
Income tax expense	1.8	1.5	1.5	1.6

Net income	2.9%	2.4%	2.3%	2.6%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2011 AND 2010

(UNAUDITED)

	2011	2010
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$72,794	$157,837
Accounts receivable—trade, less allowances of $134 and $177, respectively	8,931	7,312
Accounts receivable—other	19,806	23,411
Merchandise inventories, net	212,008	201,503
Prepaid expenses and other current assets	11,062	8,529
Deferred income taxes	5,606	6,155

Total current assets	330,207	404,747

Net property and equipment	162,781	133,013
Deferred financing costs, net	3,232	3,196
Deferred income taxes	52,385	64,096
Other assets	1,040	867

Total long-term assets	219,438	201,172

Total assets	$549,645	$605,919

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$94,363	$149,414
Current maturities of long-term debt	—	908
Customer deposits	21,791	20,330
Accrued liabilities	49,191	44,846

Total current liabilities	165,345	215,498

Long-term liabilities:
Long-term debt, excluding current maturities	—	87,433
Other long-term liabilities	67,714	49,580

Total long-term liabilities	67,714	137,013

Total liabilities	233,059	352,511

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2011 and 2010	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 39,724,737 and 38,517,388 shares issued and outstanding as of March 31, 2011 and 2010, respectively	4	4
Additional paid-in capital	268,715	254,770
Accumulated other comprehensive loss	—	(982)
Retained earnings (accumulated deficit)	47,908	(300)

	316,627	253,492
Note receivable for common stock	(41)	(84)

Total stockholders’ equity	316,586	253,408

Total liabilities and stockholders’ equity	$549,645	$605,919

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2011 AND 2010

(UNAUDITED)

	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$48,208	$39,198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,238	17,160
Amortization of deferred financing costs	1,198	998
Stock-based compensation	5,199	3,455
Excess tax benefits from stock-based compensation	(14,913)	(2,985)
Gain on sales of property and equipment	(379)	(69)
Loss on early extinguishment of debt	2,071	146
Deferred income taxes	11,612	11,888
Asset impairment charges	88	—
Tenant allowances received from landlords	16,040	13,647
Changes in operating assets and liabilities:
Accounts receivable—trade	(1,619)	(1,993)
Accounts receivable—other	3,605	(4,422)
Merchandise inventories	(10,505)	(59,893)
Prepaid expenses and other assets	(2,706)	(4,648)
Accounts payable	(48,976)	71,483
Customer deposits	1,461	5,096
Accrued liabilities	19,258	17,005
Other long-term liabilities	3,117	1,814

Net cash provided by operating activities	58,997	107,880

Cash flows from investing activities:
Purchases of property and equipment	(59,938)	(62,161)
Net proceeds from sale leaseback transactions	—	4,694
Deposit on future sale leaseback transactions applied	—	(1,043)
Proceeds from sales of property and equipment	153	78

Net cash used in investing activities	(59,785)	(58,432)

Cash flows from financing activities:
Proceeds for issuance of common stock	—	82,913
Transaction costs for stock issuance	—	(4,764)
Proceeds from exercise of stock options	4,955	4,658
Excess tax benefits from stock-based compensation	14,913	2,985
Net settlement of shares - payment of witholding tax	(11,122)	—
Net (decrease) increase in bank overdrafts	(2,263)	7,039
Payments on notes payable	(908)	(908)
Payment of financing costs	(2,440)	(1,640)
Payment for early debt extinguishment	(87,433)	(3,435)
Other, net	43	45

Net cash (used in) provided by financing activities	(84,255)	86,893

Net (decrease) increase in cash and cash equivalents	(85,043)	136,341
Cash and cash equivalents
Beginning of year	157,837	21,496

End of year	$72,794	$157,837

Supplemental disclosure of cash flow information:
Interest paid	$3,571	$4,463
Income taxes paid	$1,975	$9,694
Capital expenditures included in accounts payable	$6,581	$10,393

HHGREGG, INC. AND SUBSIDIARIES

NON-GAAP RECONCILATION OF NET INCOME, AS ADJUSTED AND

DILUTED NET INCOME PER SHARE, AS ADJUSTED

(UNAUDITED)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(Amounts in thousands, except share data)	2011	2010	2011	2010
Net income as reported	$14,634	$10,047	$48,208	$39,198
Transactional Adjustments:
Loss related to early extinguishment of debt	2,071	146	2,071	146
Tax impact of effect of early extinguishment of debt (1)	(828)	(58)	(828)	(58)

Net income, as adjusted	$15,877	$10,135	$49,451	$39,286
Weighted average shares outstanding – Diluted	40,315,607	39,947,104	40,368,223	37,990,208
Diluted net income per share	$0.36	$0.25	$1.19	$1.03
Tax adjusted impact of early extinguishment of debt	$0.03	$0.00	$0.03	$0.00
Diluted net income per share, as adjusted	$0.39	$0.25	$1.22	$1.03

(1)	Computed using a blended statutory rate of 40%.

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2009, 2010 and 2011

(Unaudited)

	FY2009				FY2010				FY2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Beginning Store Count	91	97	103	108	110	111	118	127	131	157	169	173
Store Openings	6	6	6	2	1	7	10	4	26	12	4	1
Store Closures	—	—	(1)	—	—	—	(1)	—	—	—	—	(1)

Ending Store Count	97	103	108	110	111	118	127	131	157	169	173	173

Note:	hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.